Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$1,000,000.00	$39.30

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,183,865.17 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $39.30 is offset against the registration fee due for this offering and of which $1,183,825.87 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006 and product supplement no. 180-I dated February 13, 2008	Registration Statement no. 333-134553 Dated February 13, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$1,000,000

19.75% Reverse Exchangeable Notes Linked to the Least Performing Common Stock in a Basket of Common Stocks due February 19, 2009

Summary Description

The notes are designed for investors who seek a higher coupon rate than the current dividend yield on the Reference Stocks or the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forego the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities in general and the common stock of the least performing issuer in the basket of common stocks in particular, and be willing to lose some or all of their principal.

The notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock is below such Reference Stock’s Trigger Price during the Monitoring Period, as described below. You may lose some or all of your investment.

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Size:	$1,000,000
Pricing Date:	February 13, 2008
Settlement Date:	February 19, 2008
Observation Date:	February 13, 2009††
Maturity Date:	February 19, 2009††
Term:	1 year
Basket:	The basket (the “Basket”) will be composed of the common stocks of Intel Corporation (Nasdaq: INTC), The Walt Disney Company (NYSE: DIS) and General Electric Company (NYSE: GE) (each a “Reference Stock” and, collectively, the “Reference Stocks”). Any Reference Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 180-I for further information.
Coupon Rate:	19.75% per annum, paid monthly and calculated on a 30/360 basis.
Coupon Payment Date:	Monthly, on the 19th day of each month, starting on March 19, 2008 to, and including, the Maturity Date. If any Coupon Payment Date falls on a day that is not a business day, then any payment required to be made on such Coupon Payment Date will instead be made on the next succeeding business day following such Coupon Payment Date, unless that day falls in the next calendar month, in which case the Coupon Payment Date will be the first preceding day that is a business day; provided, however, that the final coupon payment will be made with the Payment at Maturity.
Payment at Maturity:	The payment at maturity, in addition to accrued and unpaid coupon payments, is based on the performance of each of the Reference Stocks individually. You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid coupon payments at maturity unless:
(i) the Final Share Price of any Reference Stock is less than its Initial Share Price; and
(ii) a Trigger Event has occurred.
If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof), plus any accrued and unpaid coupon payments. If we deliver shares of the Least Performing Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.
Trigger Event:	A Trigger Event occurs if, on any trading day during the Monitoring Period, the closing price of any Reference Stock is below such Reference Stock’s Trigger Price.
Monitoring Period:	The period from, but excluding, the Pricing Date to, and including, the Observation Date.
Initial Share Price:	For each Reference Stock, the closing price of such Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor. See “The Reference Stocks – Initial Share Prices and Trigger Prices.”

Trigger Price:	For each Reference Stock, a dollar amount that represents 80% of the applicable Initial Share Price of such Reference Stock in effect on such trading day. See “The Reference Stocks – Initial Share Prices and Trigger Prices.”
Physical Delivery Amount:	The number of shares of the Least Performing Reference Stock, per $1,000 principal amount of the notes, equal to $1,000 divided by the Initial Share Price of the Least Performing Reference Stock.
Least Performing Reference Stock:	The Reference Stock with the lowest value of all the Reference Stocks included in the Basket, with value calculated as the product of (i) $1,000 divided by the Initial Share Price for such Reference Stock times (ii) the Final Share Price for such Reference Stock.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock.
Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.
Stock Adjustment Factor:	For each Reference Stock, 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 180-I for further information about these adjustments.
CUSIP:	5249086V7
ISIN:	US5249086V71
†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.
††	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 180-I.

Investing in the Reverse Exchangeable Notes Linked to the Least Performing Common Stock in a Basket of Common Stocks involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 180-I and “ Selected Risk Factors” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 180-I and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$8.00	$992.00
Total	$1,000,000.00	$8,000.00	$992,000.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive a fee of 0.80% of the principal amount of the notes and may use those fees to allow selling concessions to one or more brokers and/or dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 13, 2008	MTNI678

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 180-I (which supplements the description of the general terms of the notes) . Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 180-I, this pricing supplement and any other relevant terms supplement for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 180-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 180-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 180-I dated February 13, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508029167/d424b2.htm

•	MTN prospectus supplement May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

The Notes Offer a Higher Coupon Rate Than the Current Dividend Yield on the Reference Stock or the Yield on Conventional Debt Securities of Comparable Maturity Issued by Us or an Issuer with a Comparable Credit Rating: The notes will pay coupon payments at 19.75% per year, which we believe is higher than the current dividend yield on the Reference Stocks or the yield that we believe would be payable on conventional debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any coupon payment or any other payment at maturity is subject to our ability to pay our obligations as they become due.

•

Reference Stocks: The Reference Stocks are the common stocks of Intel Corporation (Nasdaq: INTC), The Walt Disney Company (NYSE: DIS) and General Electric Company (NYSE: GE). The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 180-I for further information about selecting a Successor Reference Stock.

•

Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Such Reference Stock’s Trigger Price: Your return at maturity may not necessarily be based on a Reference Stock, if any, that is below its Trigger Price during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price increase on the Observation Date such that its Final Share Price exceeds its Initial Share Price, your return on the notes will probably not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of one or more of the remaining two Reference Stocks is below its respective Initial Share Price, your return on the notes will be based on a Reference Stock that will be different than the Reference Stock that was below its Trigger Price. Accordingly, you could lose a portion of your principal amount even if the Least Performing Reference Stock was at no time during the Monitoring Period below its Trigger Price.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a financial contract, rather than as a debt instrument.

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments commonly referred to as prepaid forward contracts and similar instruments should be required to accrue income on a current basis over the term of the instruments, regardless of whether any payments are made prior to their maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. In addition, the Notice provided that the government is considering whether arrangements similar to prepaid forward contracts (which could possibly include instruments having terms similar to the notes) should be accorded tax treatment similar to prepaid forward contracts. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 180-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 180-I.

Sel ected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 180-I dated February 13, 2008. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock is below such Reference Stock’s Trigger Price on any trading day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the Reference Stocks may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to one such Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Accrued and Unpaid Coupons, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock is not below its respective Initial Share Price. However, if the Final Share Price of any Reference Stock is below the applicable Initial Share Price and a Trigger Event has occurred, you could lose the entire principal amount of your notes.

•

You Are Exposed to the Closing Price Risk of Each Reference Stock: Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set coupon payments at a rate of 19.75% per annum and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Poor performance by any one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any of the other Reference Stocks. The performance of the individual Reference Stocks, and your payment at maturity, should not be expected to match the performance of the three Reference Stocks as a basket.

•

Your Return on the Notes is Limited to the Principal Amount Plus Accrued Coupon Payments, Regardless of Any Appreciation in the Value of Any Reference Stock: Unless (i) the Final Share Price of any Reference Stock is less than its Initial Share Price and (ii) on any trading day during the Monitoring Period, the closing price of any Reference Stock is below such Reference Stock’s Trigger Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid coupon payments, regardless of any appreciation in the value of any Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or more of the Reference Stock during the term of the notes.

•

Your Payment at Maturity May Be Determined By the Least Performing Reference Stock: If a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Share Price of any Reference Stock is below its Initial Share Price. This will be true even if (i) the Final Share Price of each of the other two Reference Stocks is above its Initial Share Price and/or (ii) the sole Reference Stock with a Final Share Price that is below its Initial Share Price was not the same Reference Stock which was below its Trigger Price during the Monitoring Period.

•

No Ownership Rights in the Reference Stocks: As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.

•

No Affiliation With the Reference Stock Issuers: We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this pricing supplement or in the accompanying product supplement no. 180-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	The Reference Stocks May Change Following Certain Corporate Events: Following certain corporate events relating to the issuer of a Reference Stock, such as a take over or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the issuer of such Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 180-I.

•

Our Affiliates’ Compensation May Serve as an Incentive to Sell You These Notes: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•

Certain Built-in Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Reference Stock to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Reference Stocks.

•

Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the accompanying product supplement no. 180-I.

•

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Stock Adjustment Factor for certain adjustment events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•

Credit of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices of the Least Performing Reference Stock and assuming that the closing price of each Reference Stock is not below such Reference Stock’s Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the common stock of The Walt Disney Company during the Monitoring Period.” The following table assumes that the Least Performing Reference Stock will be the common stock of The Walt Disney Company and that the common stock of The Walt Disney Company will be the least performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for the purposes of calculating your actual Payment at Maturity. In addition, you may receive shares of a Reference Stock at maturity that has never been below such Reference Stock’s Trigger Price on any trading day during the Monitoring Period. For more information see “Selected Purchase Considerations — Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Such Reference Stock’s Trigger Price.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $32.78
•	Trigger Price: $26.224
•	Coupon: 19.75%

Hypothetical lowest closing price of the common stock of The Walt Disney Company during the Monitoring Period	Hypothetical Final Share Price of the Least Performing Reference Stock (The Walt Disney Company)	Payment at Maturity*	Total Value of Payment Received at Maturity*
$32.78	$45.89	$1,000.00	$1,000.00
$32.78	$39.34	$1,000.00	$1,000.00
$32.78	$32.78	$1,000.00	$1,000.00
$26.23	$26.23	$1,000.00	$1,000.00
$19.67	$34.42	$1,000.00	$1,000.00
$16.39	$27.86	30 shares of Reference Stock (or the Cash Value thereof)	$850.00
$16.39	$22.95	30 shares of Reference Stock (or the Cash Value thereof)	$700.00
$16.39	$16.39	30 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	30 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks closes at a price below its respective Trigger Price. Because a Trigger Event has not occurred and none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, The Walt Disney Company closed below its Trigger Price. However, on the Observation Date, none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks. Because none of the Final Share Prices of the Reference Stocks is below the Initial Share Prices of the Reference Stocks, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, The Walt Disney Company closed below its Trigger Price. On the Observation Date, the Final Share Price of The Walt Disney Company, the Least Performing Reference Stock, is $27.86, which is below its Initial Share Price. Because at least one of the Reference Stocks had a closing price that was below its Trigger Price, and because the Final Share Price of the Least Performing Reference Stock is below its Initial Share Price, you will receive the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price of the Least Performing Reference Stock is $27.86, the total value of your final payment at maturity, whether in shares of the Least Performing Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $197.50 over the term of the notes.

The actual number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price of one or more of the Reference Stocks is below its respective Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of each Reference Stock on the Pricing Date.

The Reference Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding the Reference Stock issuers from the reports the Reference Stock issuers filed with the SEC. All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding an issuer of a Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Initial Share Prices and Trigger Prices

The Reference Stocks are the common stocks of Intel Corporation (Nasdaq: INTC), The Walt Disney Company (NYSE: DIS) and General Electric Company (NYSE: GE). The table below sets forth the three issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed. The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 180-I.

The table below indicates the Initial Share Price and Trigger Price for each Reference Stock, subject to adjustments.

Issuer	Ticker Symbol	Exchange	Initial Share Price	Trigger Price
Intel Corporation	INTC	Nasdaq	$21.21	$16.968
The Walt Disney Company	DIS	NYSE	$32.78	$26.224
General Electric Company	GE	NYSE	$34.98	$27.984

Intel Corporation

Intel Corporation has stated in its filings with the SEC that it is a developer of integrated digital technology platforms and components, primarily integrated circuits, for the computing and communications industries. Its products include: microprocessors, chipsets, motherboards, flash memory, wired and wireless connectivity products, communications infrastructure components, including network processors and products for networked storage. Intel Corporation’s customers include: original equipment manufacturers (OEMs) and original design manufacturers who make computer systems, handheld devices, and telecommunications and networking communications equipment; PC and network communications products users who buy PC components and board-level products, networking, communications and storage products, through distributor, reseller, retail, and OEM channels; and other manufacturers, including makers of industrial and communications equipment.

Historical Information of the Common Stock of Intel Corporation

The following graph sets forth the historical performance of the common stock of Intel Corporation based on the daily closing price of the common stock of Intel Corporation from February 13, 2003 through February 13, 2008. The closing price of the common stock of Intel Corporation on February 13, 2008 was $21.21. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

The Walt Disney Company

The Walt Disney Company has stated in its filings with the SEC that it, along with its subsidiaries, is a diversified entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products. The Media Networks segment is comprised of a domestic broadcast television network, television production and distribution operations, domestic television stations, cable/satellite networks, domestic broadcast radio networks and stations, and internet and mobile operations. The Walt Disney Company owns and operates the Walt Disney World Resort in Florida, the Disneyland Resort in California, the Disney Vacation Club, the Disney Cruise Line and ESPN Zone facilities in several states. It also manages and has effective ownership interests of 51% and 43%, respectively, in the Disneyland Resort Paris and Hong Kong. The Studio Entertainment segment produces and acquires live-action and animated motion pictures, direct-to-video programming, musical recordings and live stage plays. The Consumer Products segment engages with licensees, manufacturers, publishers and retailers to design, develop, publish, promote and sell a variety of products based on existing and new Disney characters and other intellectual property.

Historical Information of the Common Stock of The Walt Disney Company

The following graph sets forth the historical performance of the common stock of The Walt Disney Company based on the daily closing price of the common stock of The Walt Disney Company from February 13, 2003 through February 13, 2008. The closing price of the common stock of The Walt Disney Company on February 13, 2008 was $32.78. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

General Electric Company

General Electric Company has stated in its filings with the SEC that it develops, manufactures and markets products for the generation, transmission, distribution, control and utilization of electricity. Its products include appliances, lighting products, medical diagnostic imaging systems, electrical distribution and control equipment, locomotives, power generation and delivery products, nuclear power support services and fuel assemblies, aircraft jet engines, security equipment and systems, and plastics.

Historical Information of the Common Stock of General Electric Company

The following graph sets forth the historical performance of the common stock of General Electric Company based on the daily closing price of the common stock of General Electric Company from February 13, 2003 through February 13, 2008. The closing price of the common stock of General Electric Company on February 13, 2008 was $34.98. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.